EXHIBIT 10.2
INVESTOR RIGHTS AGREEMENT
     This Investor Rights Agreement (this “Agreement”) is made and entered into effective as of January 4, 2007, by and among Adena Minerals, LLC, a Delaware limited liability company (the “Investor”), NRP (GP) LP, a Delaware limited partnership (the “General Partner”), and GP Natural Resource Partners LLC, a Delaware limited liability (the “Company”) and Robertson Coal Management LLC, a Delaware limited liability company (the “Sole Member,” and collectively with the General Partner and the Company, the “Partnership Parties”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”
R E C I T A L S
     A. The Company is the general partner of the General Partner.
     B. In connection with the execution and delivery of this Agreement the Investor has entered into an agreement to acquire 3,913,080 Common Units and 541,956 Class B Units of Natural Resource Partners L.P., a Delaware limited partnership (the “Partnership”), (each as defined in that certain Second Amended and Restated Agreement of Limited Partnership of the Partnership dated of even date herewith) and an aggregate 22% partner interest in the General Partner (pursuant to that certain Contribution Agreement dated as of December 14, 2006 (the “Contribution Agreement”) by and among the Partnership, the General Partner, NRP (Operating) LLC, a wholly owned subsidiary of the Partnership, Adena and Foresight Reserves LP) (such Common Units, Class B Units and limited partner interests, collectively, the “Transaction Interests”).
     C. As a condition to the Investor’s acquisition of the Transaction Interests, the Partnership Parties have agreed to grant the Investor certain management and investor rights as more fully set forth herein and the Investor has agreed to be bound by the obligations set forth herein.
     NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. REPRESENTATIONS AND WARRANTIES.
     1.1 Representations and Warranties by the Investor: The Investor hereby represents and warrants to the Partnership Parties as follows:
          (a) Authorization and Execution. (i) The Investor has all requisite limited liability company power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement; (ii) the execution, delivery and performance of this Agreement by the Investor and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of the Investor; (iii) this Agreement has been duly executed and delivered by the Investor and constitutes a legal, valid and binding obligation of the Investor, enforceable against it in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and (iv) no governmental consent, approval, authorization, notification, license or clearance, and no filing or registration by the Investor with any governmental or regulatory authority, is required in order to permit the Investor to perform its obligations under this Agreement, except for such as have been obtained.
          (b) Non-Contravention. The execution and delivery by the Investor of this Agreement, the performance by the Investor of its obligations hereunder, the consummation of the transactions contemplated hereby by the Investor and compliance by the Investor with the provisions hereof do not conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or give rise to a right of purchase under, result in the creation of any lien on any of the assets of the Investor or otherwise result in a detriment to the Investor under, (i) the certificate of formation or limited liability company operating agreement of the Investor (each as amended to date), (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which the Investor is a party or by which the Investor or any of its properties or assets is bound, (iii) any joint venture or ownership arrangement or (iv) any judgment, decree, order, writ, statute, rule or regulation applicable to the Investor or any of its properties or assets that would materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Investor.
     1.2 Representations and Warranties by the Partnership Parties. Each of the Partnership Parties represents and warrants to the Investor as follows:
          (a) Authorization and Execution. (i) Each Partnership Party has all requisite limited partnership or limited liability company power and authority, as the case may be, to execute and deliver this Agreement and to perform its obligations under this Agreement; (ii) the execution, delivery and performance of this Agreement by each Partnership Party and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited partnership or limited liability company action, as the case may be, on the part of such Partnership Party; (iii) this Agreement has been duly executed and delivered by each Partnership Party and constitutes a legal, valid and binding obligation of such Partnership Party, enforceable against it in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and (iv) no governmental consent, approval, authorization, notification, license or clearance, and no filing or registration by any Partnership Party with any governmental or regulatory authority, is required in order to permit any Partnership Party to perform its obligations under this Agreement, except for such as have been obtained.

          (b) Non-Contravention. The execution and delivery by each Partnership Party of this Agreement, the performance by each Partnership Party of its obligations hereunder, the consummation of the transactions contemplated hereby by each Partnership Party and compliance by each Partnership Party with the provisions hereof do not conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or give rise to a right of purchase under, result in the creation of any lien on any of the assets of any Partnership Party or otherwise result in a detriment to any Partnership Party under, (i) the certificate of limited partnership, certificate of formation, agreement of limited partnership or limited liability company operating agreement of any Partnership Party (each as amended to date), (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which any Partnership Party is a party or by which any Partnership Party or any of its properties or assets is bound, (iii) any joint venture or ownership arrangement or (iv) any judgment, decree, order, writ, statute, rule or regulation applicable to any Partnership Party or any of its properties or assets that would materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of such Partnership Party.
2. MANAGEMENT RIGHTS.
     2.1 The Investor shall be entitled to designate two directors of the board of directors (the “Board”) of the Company (including for purposes of this Section 2 any Affiliate of the Company that serves as the successor general partner of the General Partner) (the “Investor Directors”), one of whom shall be an “Independent Director” as such term is defined in the Company’s Fourth Amended and Restated Limited Liability Company Agreement, as such agreement may be amended from time to time (the “Operating Agreement”). The Independent Director shall be subject to the approval of Compensation, Nominating and Governance Committee (the “Nominating Committee”) of the Board, which approval shall not be unreasonably withheld, delayed or conditioned. On or before April 4, 2007, the Investor shall provide the Company with a notice (the “Director Notice”) identifying the Independent Director. The Sole Member shall cooperate with respect to electing the directors designated by the Investor, including nominating the Investor Directors for election and voting in favor of the Investor Directors designated by the Investor (who, with respect to the Independent Director, shall be the individual designated in the Director Notice, unless otherwise indicated in a subsequent notice delivered by the Investor to the Company and who shall be subject to the approval of the Nominating Committee). The Independent Director shall commence his or her service on the Board on or before the tenth business day following the Company’s receipt of the Director Notice or on such later date as specified by the Investor therein. Each Investor Director shall hold office until his or her successor is elected pursuant to the terms of this Section 2 or until his or her earlier death, resignation or removal.
     2.2 The initial term of each Investor Director shall expire at the next annual meeting of the members of the Company or an earlier special meeting of the members of the Company called for the purpose of electing Directors to the Board. At any such meeting (the “Initial Meeting”), and at all similar, subsequent meetings of the members of the Company held for the purpose of electing directors to the Board, the Sole Member shall cooperate with respect to electing the directors designated by the Investor, including nominating the Investor Directors for election and voting in favor of the Investor Directors designated by the Investor (who shall be the individuals designated herein and in the Director Notice, unless otherwise indicated in a subsequent notice delivered by the Investor to the Company). At the Initial Meeting and all such meetings held thereafter prior to an Investor Director Resignation Event (as defined below), the Investor Directors shall be elected to serve annual terms expiring on the date of the annual meeting of members of the Company following such election.
     2.3 The Investor may remove an Investor Director (other than an Independent Director) at any time, with or without cause, and the Sole Member shall cooperate with respect to such removal, including voting in favor of such removal. Independent Directors may only be removed as provided in the Operating Agreement. In the event of the death, resignation or removal of an Investor Director, the Investor may designate a replacement Investor Director, who shall be subject to the approval of the Nominating Committee in the case of an Independent Director.
     2.4 The Investor Directors shall serve on the Board in accordance with the terms of the Operating Agreement and shall be entitled to all rights and protections provided thereunder to directors generally. The Company and the Sole Member shall amend Section 7 of the Operating Agreement to reflect the Investor’s rights to designate the Investor Directors and as otherwise necessary to reflect the provisions of Section 2 of this Agreement.
     2.5 At the election of the Investor, the Board shall appoint the Investor Director who is not the Independent Director to serve as a voting member of any executive (or similar) committee as well as any other committee of the Board for which such person meets the qualifications, the Board shall appoint the Independent Director to serve as a voting member of at least one committee of the Board for which such person meets the qualifications, which committee shall be selected by the Board, and the Sole Member shall cooperate with respect to causing such appointments.
     2.6 The Investor’s right to appoint the Investor Directors shall continue so long as (a) the Put Right or the Call Right (each as defined in the Third Amended and Restated Limited Partnership Agreement of the General Partner of even date herewith (as further amended, modified or supplemented from time to time after the date hereof, the “General Partner Partnership Agreement”)) has not been exercised by the Investor or the General Partner and (b) the Investor beneficially owns (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) either (i) an amount of limited partner interests in the Partnership comprising more than 5% of the aggregate limited partner interest in the Partnership then issued and outstanding; or (ii) an amount of limited partner interests in the General Partner comprising more than 5% of the limited partner interests in the General Partner then issued and outstanding (the failure to meet the ownership test in this clause (ii) is the “Amendment Trigger”). Upon the earlier to occur of (x) the exercise of the Put Right or the Call Right (each as defined in the General Partner Partnership Agreement) by either the Investor sending a “Put Notice” or the General Partner sending a “Call Notice” (each as defined in the General Partner Partnership Agreement) or (y) such time that the Investor’s holdings of limited partner interests in the Partnership and limited partner interests in the General Partner satisfy neither of the two conditions of clause (b) above (the occurrence of the events in clause (x) or clause (y), the “Investor Director Resignation Event”), the Sole Member may immediately vote to remove the Investor Directors if they have not previously resigned from the Board, and all of the Investor’s rights under this Section 2 shall terminate.
     2.7 Until the Amendment Trigger has occurred, no amendment to the Fourth Amended and Restated Limited Liability Company Agreement of the Company of even date herewith (as amended, modified or supplemented from time to time after the date hereof, the “Company LLC Agreement”) that adversely affects the economic rights of the Investor in any respect, or the other rights of the Investor, in any material respect, under the Company LLC Agreement (including a dissolution of the Company), shall be effective without the written consent of the Investor (in addition to all other persons required to consent pursuant to Section 13.2(a) of the Company LLC Agreement).
     2.8 So long as the Investor has the right to appoint Investor Directors pursuant to this Section 2, the Investor shall have the right to have one observer (the “Observer”) attend each meeting of the Board. The Observer shall execute a confidentiality agreement substantially in the form attached hereto as Exhibit A prior to the first Board meeting attended by the Observer, and unless the Investor and the Company otherwise agree (such agreement not to be unreasonably withheld), the Observer shall be Chris Cline. The Observer shall have no voting rights as a member of the Board but shall be entitled to receive copies of all information distributed to the Board and to attend all meetings of the Board.
     2.9 So long as the Investor’s holdings of limited partner interests in the Partnership or limited partner interests in the General Partner satisfy either of the conditions in Section 2.6(b), the sale or other disposition by the Partnership, the General Partner or any subsidiary of the Partnership of any entity or assets contributed to the Partnership, the General Partner or any subsidiary of the Partnership by the Investor or any of its affiliates shall require the written consent of the Investor which consent may be withheld in its sole discretion and without regard to any fiduciary or other duty or any reasonableness standard but solely with regard to the best interests of the Investor and its beneficial owners. Any purported sale or other disposition by the Partnership, the General Partner or any subsidiary of the Partnership of any entity or assets contributed to the Partnership, the General Partner or any subsidiary of the Partnership by the Investor or any of its affiliates without such consent shall be null and void ab initio.
3. ASSIGNMENT, AMENDMENT AND TERMINATION.
     3.1 Assignment. Notwithstanding anything herein to the contrary:
          (a) Management Rights. The rights of the Investor under Section 2 may be assigned to any Affiliate (as defined in the Contribution Agreement) of Investor in conjunction with an assignment of Investor’s partnership interest in the General Partner to an Affiliate of the Investor.
          (b) Other Rights. Any other rights under this Agreement may be assigned only with the consent of both the Investor and the General Partner.

     3.2 Amendment of Rights. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of each party hereto.
4. GENERAL PROVISIONS.
     4.1. Notices. All notices or requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by telecopier or telegram to such party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 4.1:
ANY PARTNERSHIP PARTY:
c/o General Partner
601 Jefferson, Suite 3600
Houston, Texas 77002
Telephone: (713) 751-7516
Facsimile: (713) 751-7517
Attention: Vice President and General Counsel
AND
c/o General Partner
1035 3rd Avenue, Suite 300
Huntington, West Virginia 25727-2827
Telephone: (304) 522-5757
Facsimile: (304) 522-5401
Attention: President and Chief Operating Officer
With a copy (not itself constituting notice) to:
Vinson & Elkins LLP
1001 Fannin, Suite 2500
Houston, Texas 77002
Telephone: (713) 758-3706
Facsimile: (713) 615-5859
Attention: Dan A. Fleckman

THE INVESTOR:
c/o Foresight Reserves LP
3801 PGA Boulevard
Suite 903
Palm Beach Gardens, Florida 33410
Telephone: (561) 626-4999
Facsimile: (561) 626-4938
Attention: J. Matthew Fifield
With a copy (not itself constituting notice) to:
Bailey & Glasser LLP
227 Capitol Street
Charleston, West Virginia 25301
Telephone: (304) 345-6555
Facsimile: (304) 342-1110
Attention: Brian A. Glasser
     4.2 Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.
     4.3 Governing Law. This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of West Virginia and to venue in Charleston, West Virginia.
     4.4 Severability. Each portion of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.
     4.5 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the Parties and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.
     4.6 Successors and Assigns. Subject to the provisions of Section 3.1, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the Parties.
     4.7 Construction. As used in this Agreement, unless expressly stated otherwise or the context requires otherwise, (a) all references to a “Section” or “subsection” shall be to a Section or subsection of this Agreement, (b) the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular Section, subsection, clause or other subdivision hereof, (c) the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural, (d) the word “including” shall mean “including, without limitation” and (e) the word “day” or “days” shall mean a calendar day or days. The headings of the Sections of this Agreement are included for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation hereof or thereof.
     4.8 Counterparts. This Agreement may be executed simultaneously in any number of counterparts (including facsimile counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     4.9 Specific Performance. Each Partnership Party, on the one hand, and the Investor, on the other hand, acknowledges and agrees that irreparable injury would occur in the event any of the provisions of Section 2 were not performed in accordance with their specific terms or were otherwise breached and that such injury would be not be compensable in damages. It is accordingly agreed that the parties hereto shall be entitled to specific enforcement of the terms of Section 2 (Management Rights), and no party will take any action, directly or indirectly, in opposition to the other party seeking relief on the grounds that any other remedy or relief is available at law or in equity.
[Remainder of Page Intentionally Blank]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

Adena Minerals, LLC

By:	/s/ Donald Holcomb
Donald Holcomb
Authorized Person

NRP (GP) LP

By:	GP Natural Resource Partners LLC, its general partner

By:	/s/ Nick Carter
Nick Carter President and Chief Operating Officer

GP Natural Resource Partners LLC

By:	/s/ Nick Carter
Nick Carter President and Chief Operating Officer

Robertson Coal Management LLC

By:	/s/ Corbin J. Robertson, Jr.
Corbin J. Robertson, Jr.
Sole Member
SIGNATURE PAGE FOR INVESTOR RIGHTS AGREEMENT